                             KIRKPATRICK & LOCKHART LLP
                           1800 Massachusetts Avenue, N.W.
                             Washington, D.C.  20036-1800
                                    (202) 778-9000

                                  February 21, 1996


     INVESCO Advisor Funds, Inc.
     1315 Peachtree Street, N.E.
     Suite 500
     Atlanta, Georgia  30309

              Re: Rule 24f-2 Notice
                  -----------------

     Ladies and Gentlemen:

              INVESCO Advisor Funds, Inc. (the "Fund"), is a corporation organized under the laws of the State of Maryland. We understand that the Fund is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number of shares which it has registered under the Securities Act of 1933, as amended, and which it sold during its fiscal year ended December 31, 1995.

              We have,  as counsel, participated in  various business and  other matters relating to the Fund. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, and certain other certificates of officers of the Fund relating to its organization and operation, and we generally are familiar with its business affairs. You have advised us that, during its fiscal year ended December 31, 1995, the Fund sold 38,932,038 shares of common stock ("Shares") at an aggregate sales price of $289,174,687 and redeemed Shares at an aggregate redemption price of $137,476,856. Based on the foregoing, it is our opinion that the 38,932,038 Shares sold during the Fund's fiscal year ended December 31, 1995, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued, fully paid and nonassessable.

              We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm in the prospectus filed as part of the Fund's registration statement.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP


                                       By: /s/ Clifford J. Alexander
                                          ----------------------------
                                             Clifford J. Alexander